                                                                     Exhibit 5.1

                          [Jenner & Block Letterhead]

                                 July 14, 1999

Northfield Laboratories Inc.
1560 Sherman Avenue
Suite 1000
Evanston, Illinois 60201-4800

Ladies and Gentlemen:

      We have acted as counsel to Northfield Laboratories Inc., a Delaware corporation ("Northfield"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Northfield under the Securities Act of 1933, as amended, with the Securities and Exchange Commission relating to the resale of up to 125,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of Northfield held by Vector Securities International, Inc.

      In arriving at the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts and information contained in the Registration Statement and have also examined and relied, without independent verification of the statements contained therein, on certificates from Northfield regarding certain matters, and we have assumed the accuracy of the representations and statements made in each of the foregoing.

      Based on the foregoing, we hereby advise you that in our opinion the Shares have been duly authorized by Northfield and are validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ JENNER & BLOCK

                                             JENNER & BLOCK